EXHIBIT 99.1

PREMIERWEST BANCORP CONTINUES RECORD
OF
NET INCOME GROWTH

MEDFORD, OR – July 19, 2007: PremierWest Bancorp (NASDAQ – PRWT) announced second quarter earnings of $3,941,000, an increase of 17.0% over the immediately preceding quarter and a 3.6% increase when compared to the same quarter in 2006 when the Company posted net income of $3,805,000. Earnings per share on a fully diluted basis amounted to $0.21 for the second quarter of 2007, an increase of 16.7% when compared to the first quarter of 2007 and unchanged when compared to the same quarter in 2006.

John Anhorn, Chief Executive Officer, stated, “Despite a tougher and more competitive landscape, PremierWest continues to perform well in all key performance metrics. We continue to solidify PremierWest’s presence in our more mature markets, and at the same time are gaining momentum in the newer markets recently entered. Our employees continue to make the difference and set us apart from our competitors.”

SOLID NET INCOME GROWTH
Net income for the first six months of 2007 totaled $7,309,000, an increase of $218,000 or 3.1% when compared to the first six months of 2006. Year to date earnings per share, on a fully diluted basis, amounted to $0.39 for the period ended June 30, 2007, an increase of $0.01 or 2.6% when compared to the same period in 2006. Jim Ford, President, stated, “The increase in per share earnings was achieved despite the additional expenses incurred with the opening of three new denovo banking offices over the last four quarters. New banking offices are an immediate drain on net income and generally require several quarters before they begin to make a positive contribution to net income.” Ford further stated, “Despite the additional expense, expanding our geographical presence is an important element of our strategy to profitably grow PremierWest.” John Anhorn, added, “Performance for the period ended June 30, 2007 marked the 26th consecutive quarter where year to date earnings growth was achieved by PremierWest, with 23 of the 26 quarters posting double digit percentage growth.”

LOANS & DEPOSITS
Gross loans outstanding at June 30, 2007 totaled $974.2 million, an increase of $46.5 million when compared to gross loans of $927.7 million at March 31, 2007. As noted in the first quarter earnings release, gross loans at March 31, 2007 included $20 million attributable to one commercial customer who drew on their line of credit and temporarily deposited the funds into their money market checking account. The line of credit and the deposit account declined proportionately the first business day of the second quarter. June 30, 2007 loan totals include the purchase of a $10.8 million portfolio of consumer finance loans which was completed on June 29, 2007. Absent the temporary $20 million increase in loans at March 31, 2007 and the purchased portfolio, loan growth attributable to in-market activity totaled $55.7 million during the quarter, an annualized growth rate of 24.5% . Jim Ford, President, stated “I am extremely pleased with our recent expansion into the Eugene and Coos Bay, Oregon markets with our Finance Company operations.” Ford continued, “Strong in-market growth was also achieved throughout our geographical footprint and further validates the economic strength of the communities we serve.”

Credit quality remained strong with non-performing assets totaling $3.6 million or 0.33% of total assets at June 30, 2007. The non-performing assets are centered in approximately nine credit relationships and one parcel of other real estate owned. We expect minimal loss on these credits and have reserved for accordingly. The allowance for loan losses totaled $11.3 million or 1.16% of outstanding loans at June 30, 2007. In addition to the allowance for loan losses, we have an established reserve of $255,000 related to unfunded commitments to lend and letters of credit. The change in the Allowance is a result of a $75,000 provision during the quarter, a $436,000 addition related to the acquisition of the consumer finance loan portfolio and recoveries on previously charged off loans totaling approximately $17,000. Management believes, based on their analysis of the portfolio both geographically and by business sector, the Allowance is adequate as of June 30, 2007.

Total deposits amounted to $924.1 million at June 30, 2007, an increase of $41.0 million or 4.6% when compared to the immediately preceding quarter ended March 31, 2007. Non-interest-bearing deposits grew $11.0 million during the quarter, totaling $201.1 million or 21.8% of total deposits at June 30, 2007. Interest bearing deposits, which included $35.7 million of brokered deposits, totaled $723.0 million at June 30, 2007. Absent the $20 million temporarily deposited at March 31, 2007, deposits (excluding brokered deposits), increased $25.3 million.

NET INTEREST MARGIN
Net interest income totaled $13.8 million, an increase of $464,000 or 3.5% when compared to the immediately preceding quarter when net interest income totaled $13.3 million. PremierWest’s net interest margin, on a tax adjusted basis, totaled 5.85% for the quarter ended June 30, 2007, a slight (9 basis point) decline from the 5.94% tax adjusted margin achieved during the first quarter of 2007. PremierWest’s margin continues to be in the top tier when compared to peer banks, both regionally and nationally.

The yield on earning assets for the second quarter of 2007 totaled 8.60%, unchanged when compared to the yield for the first quarter of 2007, and a 19 basis point improvement when compared to the same quarter in 2006. The 8.60% yield achieved for the first six months of 2007 represents a 32 basis point improvement when compared to the 8.28% yield earned during the same period in 2006. The cost of average deposits and borrowings for the quarter and year to date ended June 30, 2007 totaled 2.85% and 2.80%, respectively.

IMPROVED OPERATING EFFICIENCIES
PremierWest’s efficiency ratio, which is calculated by dividing non-interest expense by net interest income and non-interest income, continued the steady improving trend established over the last several years. This important ratio was 59.88% for the quarter ended June 30, 2007 and 61.50% for the six month period ended June 30, 2007. The improvement is a direct result of the increase in net interest income and non-interest income, combined with a concerted effort to limit expense growth.

Non-interest income totaled $2,287,000 for the quarter ended June 30, 2007, an increase of $321,000 or 16.3% when compared to the same period in 2006 when non-interest income totaled $1,966,000, and an increase of $277,000 or 13.8% when measured against the first quarter of 2007 when non-interest income totaled $2,010,000. The increase in non-interest income, when compared to both the immediately preceding quarter and the same quarter in 2006, is a result of growth in both service charges on deposit relationships and revenue from PremierWest Investment Services. The increase in income derived from service charges on deposit relationships is attributable to an increased customer base and improved tracking of relationship profitability and service charge waivers. PremierWest Investment Services revenue growth is a reflection of the improved equities market and growth of assets under management. At June 30, 2007 PremierWest Investment Service representatives managed in excess of $200 million of investment assets for customers.

Non-interest expense totaled $9,636,000 for the quarter ended June 30, 2007, a decline of $68,000 or 0.70% when compared to non-interest expense of $9,704,000 for the immediately preceding quarter and an increase of $214,000 or 2.31% when compared to $9,422,000 of non interest expense for the same period in 2006. Core non-interest expense, which excludes FASB 91 accounting for loan fees, increased 0.45% when compared to the immediately preceding quarter and 3.8% when compared to the second quarter in 2006.

EXPANSION
Jim Ford stated, “We continue to introduce PremierWest to new communities and at the same time strengthen our commitment to the communities we currently serve. Prior to the end of 2007, we expect to open a second office serving the vibrant and growing Chico, California community, and to open a second location in the Klamath Falls, Oregon area, specifically serving residents of the Running Y Resort.” Ford further stated, “Construction of a replacement facility serving the Corning, California community is under way and is projected to be completed late in the fourth quarter.”

SHAREHOLDER VALUE
PremierWest shareholders received a 7th consecutive 5% stock dividend on June 29, 2007. A $0.05 cash dividend will be paid to shareholders on July 31, 2007. This will be the second cash dividend paid this year, and will return in excess of $850,000 to PremierWest shareholders holding approximately 17 million shares.

ABOUT PREMIERWEST BANCORP
PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January, 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama, and Butte. During the last several years PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Yolo and Placer counties in California.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
This report includes forward-looking statements within the meaning of the "safe-harbor" provisions of Sections 21D and 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of PremierWest Bancorp’s (the Company) management and on assumptions made by management on the basis of information currently available. Other than for statements of historical fact, all statements about our financial position and results of operations, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar meaning, as they relate to the Company or management, are intended in part to help identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that include projections or management’s expectations for revenues, income or expenses, earnings per share, capital expenditures, dividends, capital structure and other financial items; statements of the plans and objectives of the Company, its management or its board of directors, including the introduction of new products or services, plans for expansion, acquisitions or future growth and estimates or predictions of actions by customers, vendors, competitors or regulatory authorities; statements about future economic performance; and statements of assumptions underlying other statements about the Company and its business. Although management believes that the expectations reflected in forward-looking statements are reasonable, we can make no assurance that such expectations will prove correct. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. These risks and uncertainties include factors that might inhibit our ability to maintain or expand our market share or our net interest margins and factors that could limit or delay implementation of our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; localized economic conditions and events that disproportionately affect our business; and general trends in the banking industry, interest rate economy and regulatory environment. In addition, we face various risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Other risks include those identified from time to time in our past and future filings with the Securities and Exchange Commission. Note that this list of risks is not exhaustive, and risks identified are applicable as of the date made and cannot be updated.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					For the three
EARNINGS AND PER SHARE DATA					months ended
					March 31,
For the Three Months Ended June 30	2007	2006	Change	% Change	2007	Change	% Change

Interest income	$20,337	$18,086	$2,251	12.4%	$19,360	$977	5.0%
Interest expense	6,531	4,441	2,090	47.1%	6,018	513	8.5%

Net interest income	13,806	13,645	161	1.2%	13,342	464	3.5%
Provision for possible loan losses	75	200	(125)	-62.5%	200	(125)	-62.5%
Non-interest income	2,287	1,966	321	16.3%	2,010	277	13.8%
Non-interest expense	9,636	9,422	214	2.3%	9,704	(68)	-0.7%

Pre-tax income	6,382	5,989	393	6.6%	5,448	934	17.1%
Provision for income taxes	2,441	2,184	257	11.8%	2,080	361	17.4%

Net income	$3,941	$3,805	$136	3.6%	$3,368	$573	17.0%

Basic earnings per share	$0.23	$0.22	$0.01	4.5%	$0.19	$0.04	21.1%

Diluted earnings per share	$0.21	$0.21	$-	0.0%	$0.18	$0.03	16.7%

Average shares outstanding--basic	17,032,090	16,974,465	57,625	0.3%	17,028,077	4,013	0.0%
Average shares outstanding--diluted	18,554,696	18,530,253	24,443	0.1%	18,535,087	19,609	0.1%

For the Six Months Ended June 30

Interest income	$39,697	$34,785	$4,912	14.1%
Interest expense	12,549	8,165	4,384	53.7%

Net interest income	27,148	26,620	528	2.0%
Provision for possible loan losses	275	500	(225)	-45.0%
Non-interest income	4,297	3,800	497	13.1%
Non-interest expense	19,340	18,755	585	3.1%

Pre-tax income	11,830	11,165	665	6.0%
Provision for income taxes	4,521	4,074	447	11.0%

Net income	$7,309	$7,091	$218	3.1%

Basic earnings per share	$0.42	$0.41	$0.01	2.4%

Diluted earnings per share	$0.39	$0.38	$0.01	2.6%

Average shares outstanding--basic	17,029,725	16,969,037	60,688	0.4%
Average shares outstanding--diluted	18,551,187	18,550,577	610	0.0%

SELECTED FINANCIAL RATIOS
(annualized)				For the three
				months ended
For the Three Months Ended June 30	2007	2006	Change	March 31, 2007	Change

Yield on average gross loans (1)	8.64%	8.49%	0.15	8.64%	0.00
Yield on average investments (1)	5.70%	4.69%	1.01	5.17%	0.53
Total yield on average earning assets (1)	8.60%	8.41%	0.19	8.60%	0.00
Cost of average interest-bearing deposits	3.52%	2.44%	1.08	3.42%	0.10
Cost of average borrowings	5.69%	5.41%	0.28	5.77%	(0.08)
Cost of average total deposits and borrowings	2.85%	2.11%	0.74	2.75%	0.10
Cost of average interest-bearing liabilities	3.62%	2.75%	0.87	3.51%	0.11
Net interest spread	4.98%	5.66%	(0.68)	5.09%	(0.11)
Net interest margin (1)	5.85%	6.36%	(0.51)	5.94%	(0.09)

Return on average equity	12.95%	14.07%	(1.12)	11.53%	1.42
Return on average assets	1.50%	1.59%	(0.09)	1.35%	0.15

Efficiency ratio (2)	59.88%	60.35%	(0.47)	63.21%	(3.33)

For the Six Months Ended June 30

Yield on average gross loans (1)	8.64%	8.35%	0.29
Yield on average investments (1)	5.44%	4.62%	0.82
Total yield on average earning assets (1)	8.60%	8.28%	0.32
Cost of average interest-bearing deposits	3.47%	2.31%	1.16
Cost of average borrowings	5.72%	5.28%	0.44
Cost of average total deposits and borrowings	2.80%	1.99%	0.81
Cost of average interest-bearing liabilities	3.56%	2.60%	0.96
Net interest spread	5.04%	5.68%	(0.64)
Net interest margin (1)	5.89%	6.34%	(0.45)

Net charge-offs to average loans	0.01%	0.02%	(0.01)
Allowance for loan losses to loans	1.16%	1.23%	(0.07)
Allowance for loan losses to non-performing loans	317.85%	1307.47%	(989.62)
Non-performing loans to total loans	0.36%	0.09%	0.27
Non-performing assets/total assets	0.33%	0.08%	0.25

Return on average equity	12.26%	13.39%	(1.13)
Return on average assets	1.43%	1.51%	(0.08)

Efficiency ratio (2)	61.50%	61.65%	(0.15)

Notes:

(1)	Tax equivalent
(2)	Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					Balance Sheet
BALANCE SHEET					at March 31,
At June 30	2007	2006	Change	% Change	2007	Change	% Change

Fed funds sold and investments	$12,099	$13,763	$(1,664)	-12.1%	$8,819	$3,280	37.2%

Gross loans	974,153	869,098	105,055	12.1%	927,651	46,502	5.0%
Reserve for loan losses	(11,252)	(10,682)	(570)	5.3%	(10,724)	(528)	4.9%

Net loans	962,901	858,416	104,485	12.2%	916,927	45,974	5.0%
Other assets	120,795	112,346	8,449	7.5%	107,127	13,668	12.8%

Total assets	$1,095,795	$984,525	$111,270	11.3%	$1,032,873	$62,922	6.1%

Non-interest-bearing deposits	$201,065	$195,998	$5,067	2.6%	$190,033	$11,032	5.8%
Interest-bearing deposits	722,997	586,688	136,309	23.2%	692,990	30,007	4.3%

Total deposits	924,062	782,686	141,376	18.1%	883,023	41,039	4.6%
Borrowings	38,294	84,370	(46,076)	-54.6%	19,476	18,818	96.6%
Other liabilities	10,602	7,463	3,139	42.1%	10,670	(68)	-0.6%
Stockholders' equity	122,837	110,006	12,831	11.7%	119,704	3,133	2.6%

Total liabilities and stockholders' equity	$1,095,795	$984,525	$111,270	11.3%	$1,032,873	$62,922	6.1%

Period end shares outstanding (1)	18,203,839	18,149,135	54,704	0.3%	18,198,678	5,161	0.0%
Book value per share	$6.75	$6.06	$0.69	11.4%	$6.58	$0.17	2.6%
Tangible book value per share	$5.49	$4.81	$0.68	14.1%	$5.35	$0.14	2.6%

Allowance for loan losses:
Balance beginning of period	$10,877	$10,341	$536	5.2%	$10,877	$-	0.0%
Balance-sheet reclassification (2)	(255)	-	(255)	nm	(255)	-	0.0%
Finance portfolio purchased (3)	436	-	436	nm	-	436	nm
Provision for loan losses	275	500	(225)	-45.0%	200	75	37.5%
Net (charge-offs) recoveries	(81)	(159)	78	-49.1%	(98)	17	-17.3%

Balance end of period	$11,252	$10,682	$570	5.3%	$10,724	$528	4.9%

Non-performing assets:
Non-performing loans	$3,540	$817	$2,723	333.3%	$2,317	$1,223	52.8%
Real estate owned	101	-	101	0.0%	-	101	0.0%

Total non-performing assets	$3,641	$817	$2,824	345.7%	$2,317	$1,324	57.1%

Notes:

(1)	Amount includes 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 106.35 to 1 for a total of 1,169,925 common shares.
(2)	Amount reclassifed from the allowance for loan losses to other liabilities in accordance with Financial Accounting Standard No. 5. The amount reclassifed represents the off-balance sheet credit exposure related to unfunded commitments to lend and letters of credit.
(3)	Amount resulting from the purchase of a consumer finance loan portfolio on June 29, 2007.

					For the three
					months ended
For the Three Months Ended June 30	2007	2006	Change	% Change	March 31, 2007	Change	% Change

Average fed funds sold and investments	$10,550	$16,942	$(6,392)	-37.7%	$11,772	$(1,222)	-10.4%
Average loans, gross	940,453	849,029	91,424	10.8%	904,650	35,803	4.0%
Average total assets	1,050,511	960,675	89,836	9.4%	1,014,884	35,627	3.5%
Average non-interest-bearing deposits	194,242	195,945	(1,703)	-0.9%	189,977	4,265	2.2%
Average interest-bearing deposits	692,627	581,782	110,845	19.1%	671,224	21,403	3.2%
Average total deposits	886,869	777,727	109,142	14.0%	861,201	25,668	3.0%
Average total borrowings	31,707	66,433	(34,726)	-52.3%	25,038	6,669	26.6%
Average stockholders' equity	122,098	108,465	13,633	12.6%	118,424	3,674	3.1%

For the Six Months Ended June 30
Average fed funds sold and investments	$11,158	$17,244	$(6,086)	-35.3%
Average loans, gross	922,650	834,295	88,355	10.6%
Average total assets	1,032,796	944,563	88,233	9.3%
Average non-interest-bearing deposits	192,121	195,670	(3,549)	-1.8%
Average interest-bearing deposits	681,985	571,856	110,129	19.3%
Average total deposits	874,106	767,526	106,580	13.9%
Average total borrowings	28,391	61,962	(33,571)	-54.2%
Average stockholders' equity	120,271	106,765	13,506	12.7%